FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-04

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 05/15/25 15:05:35 UTC-4:00
Subject:	WFCM 2025-5C4 - **XA STATUS**

WFCM 2025-5C4 - **XA STATUS**

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	~PROCEEDS ($MM)	IO GUIDANCE STATUS/AVAIL
X-A	AAAsf/Aaa(sf)/AAA(sf)	$407.097	$19.0	T+0a ~6x/11x

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.